Exhibit 10.34

December 2, 2016

Thomas McCarty
57 Corte Ramon
Greenbrae, CA 94904

Re: Offer of Employment
Dear Tom,
Bridgepoint Education is pleased to offer you the position of Chief Marketing Officer (CMO). This offer of employment is conditioned on your satisfactory completion of certain requirements, as more fully explained in this letter. Your employment is subject to the terms and conditions set forth in this letter.
This is a full-time, exempt position to start on January 9, 2017.  This position is located at 8620 Spectrum Center Boulevard, San Diego, CA 92123 and reports to Chris Henn, COO.
You will receive a copy of the Bridgepoint Education (THE COMPANY) employee handbook and will be subject to all of the provisions of this handbook. You will also be required to sign an acknowledgment of receipt of the handbook.
Should you accept this job offer, you will be eligible to receive the following:
Base Salary:  You will be paid in bi-weekly installments equivalent to $320,000.00 on an annual basis, subject to deductions for taxes and other withholdings as required by law.
Performance Bonus Program: You are eligible to participate in the Bridgepoint Education Performance Bonus Program. This is an annual plan and your bonus target will be 40% of your annual salary. Your actual bonus payout may vary based on the achievement of THE COMPANY financial and quality goals. Eligibility to participate begins on the first day of the first full quarter after hire. You must be employed on the day that Performance Bonuses are paid out. The Performance Bonus is not part of the employee’s base pay and is considered taxable income. The Performance Bonus Program is subject to change or terminate at management’s discretion.
Travel Allowance: You are eligible to receive a $40,000.00 travel allowance subject to deductions for taxes and other withholdings as required by law for the first 12 months of your employment. Said travel allowance may be used for housing when in San Diego or travel to and from your place of residence and San Diego.
Relocation: You are eligible to receive a full-service relocation package at the time you move to the San Diego area. This will include packing, transport, and unpacking of household goods, automobile transport, and closing costs on the sale of your home.
Long Term Incentive Compensation: You are eligible to receive grants under the 2009 Stock Incentive Plan as an employee of THE COMPANY. Grants will be recommended for you annually by THE COMPANY commensurate with your level and position within the organization and will be in such forms of award and subject to such terms and conditions as approved by THE COMPANY.
Senior Management Severance Plan: You are eligible to participate in the standard Bridgepoint Education Amended and Restated Senior Management Severance Plan, which provides for 12 months of severance. You will receive a copy of the plan during your initial onboarding.

Benefits:  You are eligible to participate in the executive benefits available to THE COMPANY’s full-time executive employees.  Currently, these benefits include the following:

•	401(k) Retirement Account and Employee Stock Purchase Plan

•
Health, dental, life and disability insurance - coverage begins on the first day of the month following the date of hire. For the executive plan, the employee portion of the premiums are covered by the company, along with a supplemental plan that reimburses eligible costs (deductibles, prescriptions, etc.) up to certain maximums

•	Flexible Spending Account

•	Health and Wellness Program

•	Sick Leave and Accrued Vacation

•	Eleven (11) paid Company Holidays

•	Corporate Discount Partnerships
Sick Leave: In accordance with the requirements of California law, we are notifying you of the following:
Unless exempt by law, you are entitled to minimum requirements for paid sick leave under state law which provides that an employee:

a.	May accrue paid sick leave and may request and use up to 3 days or 24 hours of accrued sick leave per year;

b.	May not be terminated or retaliated against for using or requesting the use of accrued paid sick leave; and

c.	Has the right to file a complaint against an employer who retaliates or discriminates against an employee for

1.	Requesting or using accrued sick days;

2.	Attempting to exercise the right to use accrued paid sick days;

3.	Filing a complaint or alleging a violation of Article 1.5 section 245 et seq. of the California Labor Code;

4.
Cooperating in an investigation or prosecution of an alleged violation of this Article or opposing any policy or practice or act that is prohibited by Article 1.5 section 245 et seq. of the California Labor Code.

As an employee of Bridgepoint Education or its subsidiaries, you will receive paid sick leave (40 hours annually) pursuant to our sick leave policy set forth in the Employee Handbook, which provides no less than 24 hours (or 3 days) of paid sick leave at the beginning of each year of employment in compliance with Labor Code Section 246.
At-will Employment:  Your employment with THE COMPANY is "at will" meaning that you are not employed for any specific period of time.  Your employment can be terminated with or without cause and with or without notice, at any time, at the option either of THE COMPANY or you.  The at-will nature of your employment relationship may not be modified except in writing signed by both the CEO of THE COMPANY and you.
Arbitration:  Binding arbitration of disputes, rather than litigation in courts, provides an effective means for resolving issues arising in or from an employment situation.  The Company and employee agree to utilize binding arbitration to resolve all disputes that may arise out of the employment context.
No Use of Confidential Information:  THE COMPANY is extending this offer due to your skills and abilities and not due to any information you might possess regarding current or former employers.  If you accept this offer, keep in mind that you may not bring to THE COMPANY, disclose to THE COMPANY or use in the performance of your duties for THE COMPANY any confidential information, trade secrets, documents or materials from any other employer.

Non-Compete Agreement:  You confirm by accepting this offer and working for THE COMPANY in the position described above, you will not be breaching any previous agreements with prior employers.  Please sign this letter where indicated below to acknowledge your acceptance of employment on these terms.
Please read the enclosed documents for more information about the benefits that Bridgepoint Education offers.
This letter represents an offer of employment contingent upon the successful completion of pre-employment screening. Pre-employment screening includes, but is not limited to: criminal background investigation, verification of education credentials, verification of prior employment and professional reference checks.
In addition, your employment is also contingent upon the production of documentation of identification and eligibility for employment as required by the Immigration Reform and Control Act of 1986. In compliance with federal law, all persons hired will be required to verify identity and eligibility to work in the United States and to complete the required employment eligibility verification document form (I9) upon hire.  Bridgepoint Education and its subsidiaries participate in E-Verify. For more information please visit www.dhs.gov/E-verify.
Employment with Bridgepoint Education or its subsidiaries is only available to an individual who physically resides in the United States.  If at any time you were to reside outside the United States, your employment will be subject to termination.
We are excited at the prospect of you joining our team and hope that you will accept this job offer. Feel free to call Chris or me (858) 688-4199, if you have questions or concerns regarding this offer.
Sincerely,

Marc Brown
CHRO

/s/ Thomas McCarty
Thomas McCarty

12/12/2016
Date

Cc: Chris Henn, COO, Bridgepoint Education